UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 29, 2012

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code:    (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K/A

Explanatory Note: This Form 8-K/A is being filed solely to correct an inadvertent error in certain salary numbers that were originally reported in the Form 8-K filed by the Company on March 6, 2012.

Item 5.02.	Compensatory Arrangements of Certain Officers.

On February 29, 2012, the Board of Directors of Accentia Biopharmaceuticals, Inc. (the “Company”) approved the following compensation arrangements for the below-named officers as a result of an annual compensation review by the Board of Directors and its Compensation Committee. However, such arrangements will be contingent on, and not commence until, the Company and its majority-owned subsidiary, Biovest International, Inc. has raised at least an aggregate cumulative total of $4.0 million in new financing:

•	Francis E. O’Donnell, Jr. M.D., the Company’s Executive Chairman will receive an increase to his base salary from $1.00 to $72,100 and a cash bonus of $38,150 fiscal year ending September 30, 2012.

•

Garrison J. Hasara, CPA, the Company’s Acting Chief Financial Officer and Controller will receive an increase to his base salary from $177,342 to $192,342 per year. He will receive an additional $15,000 base salary increase if he becomes the Company’s Chief Financial Officer when the Board of Director considers such matter later in the year.

•

Samuel S. Duffey, Esq., the Company’s President and Chief Executive Officer, will receive an increase to his base salary from $200,000 to $206,000 per year and a cash bonus of $109,000 for fiscal year ending September 30, 2012.

In addition to the foregoing, on February 29, 2012, the Company granted stock options to purchase the following number of shares of the Company’s common stock: Dr. O’Donnell (300,000 shares), Mr. Duffey (600,000 shares), and Mr. Hasara (100,000 shares). Such options were granted under the Company’s 2010 Equity Incentive Plan at an exercise price of $0.44 per share and immediately vested upon the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, Esq.
Chief Executive Officer, President and General Counsel

Date: April 13, 2012

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